Exhibit 99.1

NSD Bancorp, Inc. Reports Third Quarter 2004 Earnings

    PITTSBURGH--(BUSINESS WIRE)--Nov. 10, 2004--NSD Bancorp, Inc. (Nasdaq:NSDB), the parent holding company of NorthSide Bank, reported consolidated net income of $1.1 million or $0.32 per diluted share for the three months ended September 30, 2004, as compared to a net income of $947,000 or $0.28 per diluted share for the same quarter in the prior year. For the third quarter 2004, the Corporation realized a return on average equity and assets of 11.76% and 0.85%, respectively.
    For the nine month year to date period ended September 30, 2004, the Corporation reported consolidated net income of $3.1 million or $0.91 per diluted share versus consolidated net income of $1.9 million or $0.54 per diluted share during the same period in 2003. During 2003, the Corporation recorded $2.5 million in additional loan loss provision as the result of previously disclosed commercial loan problems and realized expenses associated with management changes depressing 2003 quarterly and year to date earnings.
    During the first nine months of 2004, the Corporation's total assets increased $10.7 million or 2.1% to $517.3 million at September 30, 2004, from $506.6 million at December 31, 2003. This increase in assets was fueled by growth in customer deposits, which increased $20.6 million or 5.6% to $386.7 million at September 30, 2004. Funds from deposit growth were primarily deployed in loans and investment securities as loans receivable increased by $8.3 million or 2.7% to $313.9 million at September 30, 2004, from $305.6 million at December 31, 2003, and the Corporation's securities portfolio increased $11.9 million or 7.9% to $163.0 million at September 30, 2004 from $151.1 million as of the end of 2003.
    During the third quarter 2004, the Corporation executed the early payoff of $24.0 million in Federal Home Loan Bank debt resulting in a prepayment penalty recorded in noninterest expense of $1.5 million. To facilitate this payoff, the Corporation utilized cash on hand and sold bond and equity securities realizing a gain on the sale of the investments of $1.7 million. This strategic payoff will reduce the Corporation's interest expense on borrowed funds by approximately $300,000 per quarter resulting in an improvement in the Corporation's net interest margin and is expected to enhance the Corporation's balance sheet profile and interest rate risk position on a going forward basis.
    Nonperforming assets decreased $804,000 or 9.3% to $7.8 million at September 30, 2004, from $8.6 million at December 31, 2003. The Corporation continues to work out larger problem credits and anticipates a continued decrease in nonperforming assets as it moves through 2004. This, coupled with lower than anticipated loan production, resulted in a lower level of loan loss provision necessary for the three months ended September 30, 2004, versus the same quarter in 2004. Nonperforming assets as a percentage of total assets decreased to 1.52% at September 30, 2004 compared to 1.71% at December 31, 2003.
    On October 15, 2004, the Corporation announced the signing of a definitive agreement to merge with F.N.B. Corporation (NYSE:FNB), headquartered in Hermitage, PA. The merger, subject to certain conditions, including approvals of NSD Bancorp, Inc.'s shareholders and bank regulatory authorities, is expected to be consummated during the first quarter of 2005.
    The merger is valued at approximately $135.8 million dollars in a tax-free 100% stock deal with a fixed exchange ratio of 1.8 F.N.B. Corporation shares for each share of NSD Bancorp, Inc. This purchase price is equivalent to $39.01 per share for NSD Bancorp shareholders, based upon F.N.B.'s closing price on October 14, 2004 of $21.67. F.N.B. Corporation expects the combination to be accretive to its earnings per share and to its regulatory capital ratios in 2005.
    NSD Bancorp, Inc. is the holding company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $517 million in assets at September 30, 2004. The Pittsburgh-based community bank operates eleven branch offices serving the City of Pittsburgh and northern suburbs. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol "NSDB." For more information visit the Corporation's website at "www.nsdbancorp.com."
    This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for the Corporation's financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.



                           NSD Bancorp, Inc.
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                 Three month period  Nine month period
                                         ended             ended
                                      September 30,    September 30,
                                      2004    2003     2004     2003
                                    ------- ------- -------- --------

 Interest income                    $6,370  $6,773  $19,205  $21,066
 Interest expense                    2,467   3,018    7,686    9,512
                                    ------- ------- -------- --------
   Net interest income               3,903   3,755   11,519   11,554
 Provision for loan losses             145     240      335    3,210
 Noninterest income                  2,717   1,106    4,439    3,116
 Noninterest expense                 4,816   3,378   11,178    9,246
                                    ------- ------- -------- --------
   Net income before provision
    for income taxes                 1,659   1,243    4,445    2,214
 Provision for income taxes            549     296    1,326      358
                                    ------- ------- -------- --------
 Net income                         $1,110    $947   $3,119   $1,856
                                    ======= ======= ======== ========

 Net income per share - basic        $0.33   $0.28    $0.92    $0.55
 Net income per share - diluted      $0.32   $0.28    $0.91    $0.54
 Cash dividends paid                 $0.22   $0.21    $0.65    $0.62

 Return on annualized average
  assets                              0.85%   0.73%    0.80%    0.48%
 Return on annualized average
  equity                             11.76%   9.67%   10.85%    6.38%
 Yield on average interest-earning
  assets                              5.30%   5.64%    5.37%    5.95%
 Cost of average interest-bearing
  liabilities                         2.47%   3.03%    2.58%    2.75%
 Net interest margin                  3.30%   3.17%    3.27%    3.31%



CONSOLIDATED FINANCIAL CONDITION DATA:

                                                 As of       As of
                                               9/30/2004  12/31/2003
                                               ---------- -----------

Total assets                                    $517,317    $506,620
Cash and equivalents                              12,632      24,240
Securities                                       163,018     151,141
Loans                                            313,936     305,626
Deposits                                         386,651     366,039
Borrowed funds                                    84,250      94,000
Stockholders' equity                              38,910      38,887

Book value per share                              $11.40      $11.58

Net loans to deposits                              81.19%      83.50%
Allowance for loan losses to total loans            1.86%       2.20%
Nonperforming assets to total assets                1.52%       1.70%
Stockholders' equity to total assets                7.52%       7.68%
Shares common stock outstanding                3,413,348   3,357,706


    CONTACT: NSD Bancorp, Inc.
             Andrew W. Hasley, 412-366-8514
             Email: ahasley@northsidebank.com
             William C. Marsh, 412-366-8340
             Email: wmarsh@northsidebank.com